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                                Exhibit No. 99

                     Press Release of INBRAND Corporation
                           dated as of May 13, 1997
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                                                                     EXHIBIT 99

                       [TYCO INTERNATIONAL LETTERHEAD]

                            FOR IMMEDIATE RELEASE

           CONTACT:                                CONTACT:
           David P. Brownell                       Garnett A. Smith
           Tyco International Ltd.                 INBRAND Corporation
           Senior Vice President                   Chairman and CEO
           (603) 778-9700                          (770) 422-3036



              TYCO INTERNATIONAL TO ACQUIRE INBRAND CORPORATION


                  ACQUISITION WILL EXPAND TYCO'S DISPOSABLE

                             MEDICAL PRODUCTS UNIT


        Exeter, New Hampshire and Marietta, Georgia, May 13, 1997 - Tyco International Ltd. (NYSE-TYC), a diversified manufacturer of industrial and commercial products, and INBRAND Corporation (NBR-NASDAQ), a leading supplier of disposable personal absorbent products, announced today that they have entered into a definitive merger agreement pursuant to which Tyco will acquire INBRAND in a stock for stock transaction valued at $320 million.

        INBRAND, based in Marietta, Georgia, with annual revenues of $240 million, manufactures and distributes principally adult incontinence products, as well as feminine hygiene products and disposable baby diapers to hospitals, retail and alternate care sites throughout North America and Europe.

        The acquisition, which will be accounted for as a pooling of interests, will be structured as a stock for stock transaction with INBRAND shareholders receiving 0.43 shares of Tyco stock for each share of INBRAND stock. Based on Tyco's May 12, 1997 closing price of $63.25, the terms of the agreement would result in a value of $27.20 per share to the INBRAND shareholders.

        "The acquisition of INBRAND, a leading company in the disposable absorbent products market, will greatly expand the presence of our Kendall Health Care Products unit in this fast growing area. INBRAND brings significant market positions in each of the markets they serve," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer.

        "INBRAND's strong presence in Europe significantly enhances Kendall's product offerings in that part of the world. The many synergies between Kendall and INBRAND will result in an immediate positive impact on our earnings," he said.
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        "INBRAND's business is an excellent fit with Kendall.  This merger will enhance INBRAND's ability to continue its growth throughout the world utilizing the combined strengths of INBRAND and Kendall. The merger also assures access to additional capital to support the Company's rapidly growing adult incontinence business. This transaction represents a fine opportunity for current INBRAND shareholders to have a stake in an outstanding company," said Garnett A. Smith, INBRAND's Chairman and CEO.

        The transaction is contingent upon customary regulatory review and approval by the INBRAND shareholders. The transaction is expected to close following the completion of the previously announced transaction with ADT. It is also expected to be tax-free for INBRAND shareholders.

        INBRAND will be part of Tyco's Disposable and Speciality Products Segment. Tyco's recently announced acquisition of the Submarine Systems business from AT&T will be organized within the Electrical and Electronic Component segment while the proposed ADT merger will be in the Fire and Safety Services group. Each of these acquisitions enhances Tyco's strategy of building each of its four segments through internal growth, complemented by acquisitions.

        Tyco International is a worldwide manufacturer with strong leadership positions in disposable medical products, packaging materials, flow control products, electrical and electronic components and is the world's largest manufacturer and provide of the fire and safety systems and services. The Company operates in more than 50 countries around the world and has revenues in excess of $6 billion.




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